Exhibit 3.144

CC-323711I, D. EVADNE EBANKSCertificate Of IncorporationAssistant Registrar of Companies of the Cayman IslandsDO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by Ensco Transnational III Ltd. an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 8th day of June Two Thousand SeventeenGiven under my hand and Seal at George Town in the Island of Grand Cayman this 8th day of June Two Thousand SeventeenAssistant Registrar of Companies, Cayman Islands.Authorisation Code : 985260281722 www.verify.gov.ky 13 June 2017